Exhibit 21.1
SUBSIDIARIES OF KNIGHT-SWIFT TRANSPORTATION HOLDINGS INC.

1.	Swift Transportation Co., LLC, a Delaware limited liability company
2.	Swift Transportation Co. of Arizona, LLC, a Delaware limited liability company
3.	Swift Leasing Co., LLC, a Delaware limited liability company
4.	Swift Transportation Services, LLC, a Delaware limited liability company
5.	Trans-Mex, Inc., S.A. de C.V., a Mexican corporation
6.	Mohave Transportation Insurance Company, an Arizona corporation
7.	Swift Intermodal, LLC, a Delaware limited liability company
8.	Swift Receivables Company II, LLC, a Delaware limited liability company
9.	Red Rock Risk Retention Group, Inc., an Arizona corporation
10.	Swift Logistics, LLC, a Delaware limited liability company
11.	Swift Refrigerated Service, LLC, a Delaware limited liability company
12.	UTXL, Inc., a Missouri corporation
13.	Iron Insurance Services LLC, a Delaware limited liability company
14.	Knight Refrigerated, LLC, an Arizona limited liability company
15.	Knight Logistics LLC, an Arizona limited liability company
16.	Knight Transportation Services, Inc., an Arizona corporation
17.	Barr-Nunn Transportation LLC., an Iowa limited liability company
18.	Knight Transportation, Inc., an Arizona corporation (Knight’s former parent)
19.	Abilene Motor Express, LLC., a Virginia limited liability company
20.	AAA Cooper Transportation, a South Carolina corporation
21.	U.S. Xpress Enterprises, Inc., a Nevada corporation
22.	U.S. Xpress, Inc. a Nevada corporation
23.	U.S. Xpress Leasing, Inc., a Tennessee corporation
24.	Total Transportation of MS, LLC a Mississippi corporation
Pursuant to Item 601(b)(21)(ii) of Regulation S-K, the names of other subsidiaries of Knight-Swift Transportation Holdings Inc. are omitted because, considered in the aggregate, they would not constitute a significant subsidiary as of the end of the year covered by this report.